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                                                                    EXHIBIT 5.1

                                September 8, 1999


Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945

Gentlemen:

         I have acted as counsel to Safeguard Scientifics, Inc. (the "Company"), and I am delivering this opinion in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to an aggregate of 3,000,000 shares of Common Stock of the Company, $.10 par value per share (the "Shares"), issuable under the 1999 Equity Compensation Plan ("1999 Plan").

         In this connection, I have reviewed the Company's Articles of Incorporation, its Bylaws, resolutions of its Board of Directors and shareholders, and such other documents and corporate records as I have deemed appropriate in the circumstances. My opinion is limited solely to matters governed by the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

         Based upon the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that the Shares, when issued in accordance with the terms of the 1999 Plan, will be validly issued, fully paid and nonassessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission.

         This opinion is rendered to you in connection with the above-referenced Registration Statement and may be relied on by you only in connection therewith. No other person may rely on this opinion. This opinion may not be quoted by you or any other person without my prior written consent.

         My rendering of this opinion to you does not obligate me to render any further opinion to you or to update this opinion at any time in the future.

                                      Very truly yours,
                                      /s/ James A. Ounsworth
                                      James A. Ounsworth
                                      Sr. Vice President, General Counsel and
                                      Secretary